Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-1, together with any and all amendments or supplements thereto, of Houlihan Lokey, Inc., a Delaware corporation, as a Director Nominee and the inclusion of my biographical information in the Registration Statement.  I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: July 28, 2015

/s/ Robert A. Schriesheim
Name: Robert A. Schriesheim